Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of November 23, 2004, by and between TransMontaigne Inc., a Delaware corporation (the “Company”), and Morgan Stanley Capital Group Inc. (“MSCG”).

WHEREAS, the Company’s wholly-owned subsidiary, TransMontaigne Product Services Inc., a Delaware corporation (“TPSI”), and MSCG have entered into that certain Product Supply Agreement, dated as of November 4, 2004, as amended from time to time (the “Product Supply Agreement”), pursuant to which and in accordance with the terms and conditions thereof, among other things, MSCG will sell and supply Products (as defined in the Product Supply Agreement) to TPSI and TPSI will purchase and receive Products (as defined in the Product Supply Agreement) from MSCG at the Terminals (as defined in the Product Supply Agreement); and

WHEREAS, on the date hereof as partial consideration for MSCG entering into the Product Supply Agreement, the Company issued to MSCG a Warrant to Purchase Common Stock of TransMontaigne Inc. (the “Warrant”), pursuant to which MSCG has the right to purchase, subject to adjustments, 5,500,000 shares (as adjusted from time to time, the “Warrant Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) and, in connection with the issuance of the Warrant, the Company and MSCG have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the aforesaid, the mutual promises hereinafter made and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

Section 1.1.                                   Definitions.  The following terms, as used herein, shall have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“Advice” has the meaning set forth in Section 2.3.

“Affiliate” means, with respect to any specified entity, any other entity directly or indirectly controlling, controlled by or under direct or indirect common control with such specified entity. For the purposes of this definition, “control” when used with respect to any specified entity means the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  For purposes of this definition, entity may include a corporation, partnership, limited partnership, limited liability company, association, joint stock company, trust or joint venture, but not an individual human being.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Board” means the Board of Directors of the Company.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Commission” means the Securities and Exchange Commission or any other Federal agency from time to time administering the 1933 Act or the Exchange Act.

“Common Stock” has the meaning set forth in the recitals to this Agreement.

“Common Stock Equivalent” means any securities of any Person convertible into or exchangeable or exercisable for Common Stock (whether at the option of such Person or of the holder of such securities), including the Warrant and Series B Preferred Stock.

“Company” has the meaning set forth in the preamble to this Agreement.

“Demand Registration” has the meaning set forth in Section 2.2.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Registration Rights Agreements” means the Institutional Investor Registration Rights Agreement, the LDC Registration Rights Agreement and the Preferred Stock Investor Registration Rights Agreement.

“Institutional Investor Notice” has the meaning set forth in Section 2.2.1(a).

“Institutional Investor Registration Rights Agreement” means the Registration Rights Agreement, dated as of April 17, 1996, and amended and restated as of June 27, 2002, by and among the Company and the Institutional Investors.

“Institutional Investors” means the institutional investors identified on the signature pages to the Institutional Investor Registration Rights Agreement.

“LDC” means the Louis Dreyfus Corporation.

“LDC Holders” has the meaning set forth in the LDC Registration Rights Agreement.

“LDC Notice” has the meaning set forth in Section 2.2.1(a).

“LDC Registration Rights Agreement” means the Registration Rights Agreement, dated as of October 30, 1998, and amended and restated as of June 27, 2002, by and between the Company and LDC.

“MSCG” has the meaning set forth in the preamble to this Agreement.

“MSCG Demand Notice” has the meaning set forth in Section 2.2.1(a).

“MSCG Holders” has the meaning set forth in Section 2.1.1.

“Person” means any individual, corporation, limited liability company, firm, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or any other entity or organization, including a government, a governmental body, a political subdivision or an agency or instrumentality thereof.

“Piggyback Registration” has the meaning set forth in Section 2.1.1.

“Preferred Stock Investors” means the holders of Series B Preferred Stock identified on the signature pages of the Preferred Stock Investor Registration Rights Agreement.

“Preferred Stock Investor Holders” has the meaning set forth in the Preferred Stock Investor Registration Rights Agreement.

“Preferred Stock Investor Notice” has the meanings set forth in Section 2.2.1(a).

“Preferred Stock Investor Registration Rights Agreement” means the Registration Rights Agreement, dated as of March 25, 1999, and amended and restated as of June 27, 2002, by and between the Company and the Preferred Stock Investors.

“Product Supply Agreement” has the meaning set forth in the recitals to this Agreement.

“Registration” has the meaning set forth in Section 2.3.

“Registrable Securities” means (x) the Warrants issued to MSCG and owned by any MSCG Holder, (y) any shares of Common Stock issued or issuable upon exercise of the Warrants, if any, and (z) any shares of Common Stock which may be issued or distributed or be issuable in respect of such shares of Common Stock by way of concession, stock dividend or stock split or other distribution, recapitalization or reclassification or similar transaction, but with respect to such shares of Common Stock, only so long as such shares are “Restricted Securities”. A share of Common Stock shall be deemed to be a “Restricted Security” until such time as such share (i) has been effectively registered under the 1933 Act pursuant to a registration statement with respect to the sale of such share and disposed of pursuant to such registration statement, (ii) has been distributed to the public pursuant to Rule 144 (or any similar provision then in force) under the 1933 Act, (iii) has been otherwise transferred, new certificates for it not bearing a legend restricting further transfer having been delivered by the Company and may be publicly sold (without volume or manner of sale restrictions) without registration under the 1933 Act or any state securities or blue sky law then in force or (iv) has ceased to be outstanding.

“Request Notice” has the meaning set forth in Section 2.2.1(a).

“Series B Preferred Stock” means the Company’s Series B Redeemable Convertible Preferred Stock, par value $.01 per share, which is convertible into shares of Common Stock.

“Shelf Registration Statement” means a registration statement of the Company filed with the Commission on Form S-3 (or any successor form or other appropriate form under the 1933 Act) for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the 1933 Act (or any similar rule that may be adopted by the Commission) covering the Registrable Securities.

“Stop Order” has the meaning set forth in Section 2.2.3.

“Third Party” has the meaning set forth in Section 2.1.1.

“Third Party Registration” has the meaning set forth in Section 2.1.3.

“TPSI” has the meaning set forth in the recitals to this Agreement.

“Warrant(s)” has the meaning set forth in the recitals to this Agreement.

“Warrant Shares” has the meaning set forth in the recitals to this Agreement.

ARTICLE II
Registration and Related Rights

Section 2.1.                                 Company Registration.

2.1.1.                     Right to Piggyback on Company Registration of Common Stock.  Subject to Section 2.1.3, if the Company proposes, on its own initiative or at the request of a party holding rights to demand registrations of the Common Stock other than under this Agreement (a “Third Party”) to register any Common Stock under the 1933 Act in connection with the offering of a primary issuance or, in the case of such Third Party, a secondary issuance, of such Common Stock on any form other than Form S-4 or Form S-8 or any form substituting therefor (except for a registration in connection with an exchange offer of securities solely to existing securityholders of the Company) and such proposal would result in the filing of a registration statement with the Commission in connection therewith at any time, the Company shall at such time promptly give MSCG, and any successor, assign or transferee of MSCG then owning Registrable Securities (collectively, the “MSCG Holders”) written notice of such determination no later than 35 days prior to the proposed effectiveness date (such proposed effectiveness date to be specified by the Company in the written notice) of the registration statement to be prepared in connection with such proposed registration. Any MSCG Holder wishing to register all or any portion of such MSCG Holder’s Registrable Securities pursuant to such proposed registration (a “Piggyback Registration”) must give written notice to the Company of its intent to participate in such proposed registration no later than 15 days after receipt of the notice delivered by the Company. Subject to the allocations set forth in Section 2.1.3, upon receipt of such written request of any such MSCG Holder, the Company will use its reasonable best efforts to effect the registration under the 1933 Act of all Registrable Securities which the Company has been so requested to register by the MSCG Holders. Any MSCG Holder holding Registrable Securities that has requested to be included in such registration may elect, in writing at least five Business Days prior to the effective date of the registration statement filed in connection with such registration, not to register such Registrable Securities in such registration.

2.1.2.                     Selection of Underwriters.  If the Company or, in the case of a Third Party Registration, such Third Party, in its sole discretion decides a Piggyback Registration shall be underwritten, the Company, or such Third Party, as the case may be, shall have sole discretion in the selection of any underwriter or underwriters to manage such Piggyback Registration.

2.1.3.                     Priority on Piggyback Registrations.  If the managing underwriter or underwriters of a Piggyback Registration (or in the case of a Piggyback Registration not being underwritten, holders of a majority of the shares of Common Stock proposed to be registered) advise the Company in writing that in its or their opinion the number of shares of Common Stock proposed to be sold in such Piggyback Registration (including any shares proposed to be sold by (i) Preferred Stock Investor Holders pursuant to the Preferred Stock Investor Registration Rights Agreement, (ii) LDC Holders pursuant to the LDC Registration Rights Agreement, (iii) Institutional Investors pursuant to the Institutional Investor Registration Rights Agreement and (iv) MSCG Holders pursuant to this Agreement) exceeds the number which can be sold, or would adversely affect the price at which the Common Stock could be sold in such offering, the Company will include in such Piggyback Registration only that number of shares of Common Stock which, in the opinion of such underwriter or underwriters (or in the case of a Piggyback Registration not being underwritten, holders of a majority of the shares of Common Stock proposed to be registered), can be sold in such offering without so affecting such price. The shares of Common Stock to be included in such Piggyback Registration shall be apportioned (a) first, in the case of a primary issuance by the Company, to any shares of Common Stock that the Company proposes to sell, or in the case of a registration at the request of a Third Party (other than the MSCG Holders pursuant to this Agreement or any Preferred Stock Investor Holders, any LDC Holder or any Institutional Investor pursuant to an Existing Registration Rights Agreement, a “Third Party Registration”), to any shares of Common Stock that such Third Party proposes to sell; (b) second, pro rata among any shares of Common Stock proposed to be sold by (x) any Preferred Stock Investor Holders pursuant to the Preferred Stock Investor Registration Rights Agreement, (y) any LDC Holder pursuant to the LDC Registration Rights Agreement and (z) any Institutional Investor pursuant to the Institutional Investor Registration Rights Agreement, in each case according to the total number of shares of Common Stock requested for inclusion by the Preferred Stock Investor Holders, the LDC Holders and the Institutional Investors, as applicable, or in such other proportions as shall mutually be agreed to among such selling stockholders, as applicable; (c) third, pro rata among any shares of Common Stock proposed to be sold by any MSCG Holder, according to the total number of shares of Common Stock requested for inclusion by each MSCG Holder, or in such other proportions as shall be mutually agreed to among such selling stockholders; and (d) fourth, pro rata among any other shares of Common Stock proposed to be included in such Piggyback Registration, including, in the case of a Third Party Registration, the Company, and in the case of a primary issuance by the Company, any Third Party (other than the Preferred Stock Investor Holders, the LDC Holders and the Institutional Investors).

Section 2.2             Demand Registration Rights.

2.2.1.       Right to Demand Registration.

(a)                                  If, at any time one or more of the MSCG Holders holding Registrable Securities representing 2.5% or more in the aggregate of the then outstanding Common Stock (assuming conversion or exercise of all Common Stock Equivalents held by the MSCG Holders into Common Stock at the then conversion price or exercise price) submits a written request (a “Request Notice”) to the Company for registration with the Commission under and in accordance with the provisions of the 1933 Act of all or part of the Registrable Securities then owned by such MSCG Holder or MSCG Holders (a “Demand Registration”), the Company shall thereupon, as expeditiously as possible, use its reasonable best efforts to file a registration statement with the Commission and have the registration statement declared effective by the Commission; provided, however, that the number of Registrable Securities as to which such request is made shall represent not less than 2.5% of the then outstanding Common Stock and Common Stock Equivalents. The MSCG Holders acknowledge that, within 10 days after receipt of such Request Notice, the Company will serve written notice of such registration request to (i) all Preferred Stock Investor Holders who hold shares of Common Stock which carry registration rights pursuant to the Preferred Stock Investor Registration Rights Agreement (the “Preferred Stock Investor Notice”), (ii) all LDC Holders who hold shares of Common Stock which carry registration rights pursuant to the LDC Registration Rights Agreement (the “LDC Notice”), (iii) all Institutional Investors who hold shares of Common Stock which carry registration rights pursuant to the Institutional Investor Registration Rights Agreement (the “Institutional Investor Notice”) and (iv) all other MSCG Holders (the “MSCG Demand Notice”), and, subject to the pro rata allocations set forth in Section 2.2.4, the Company will include in such Demand Registration all such shares of Common Stock held by the Preferred Stock Investor Holders, LDC Holders, Institutional Investors and MSCG Holders with respect to which the Company has received a written request for inclusion therein within 20 days after the giving of the Preferred Stock Investor Notice, the LDC Notice, the Institutional Investor Notice and the MSCG Demand Notice. Any Demand Registration representing 2.5% or more in the aggregate of the then outstanding Common Stock (assuming conversion or exercise of all Common Stock Equivalents held by the MSCG Holders into Common Stock at the then conversion price or exercise price) shall, at MSCG’s option, be underwritten by one or more underwriters and shall be subject to Section 2.2.2 if such Demand Registration has not previously been designated an underwritten offering.

(b)                                 All MSCG Holders requesting registration of their Registrable Securities pursuant to this Section 2.2.1 shall specify the aggregate number of Registrable Securities proposed to be registered and the intended methods of disposition thereof. The MSCG Holders shall collectively be entitled to request, three Demand Registrations (the last of which shall be a Shelf Registration Statement pursuant to Rule 415 under the 1933 Act to be effective for not less than 180 days) pursuant to which a registration statement covering Registrable Securities shall be filed with and declared effective by the Commission, the expenses of which shall be borne by the Company in accordance with Section 2.4, and no more than one Demand Registration may be requested by any MSCG

Holder in any 12-month period; provided, however, that if, following the effective date of any registration statement filed pursuant to a Demand Registration, any MSCG Holder whose Registrable Securities are to be included in such Demand Registration pursuant to this Section 2.2.1 elects, by giving written notice to the Company not later than 90 days after such effective date, not to dispose of its Registrable Securities because of a material adverse change or event in the business, condition (financial or otherwise), assets or prospects of the Company and its subsidiaries, taken as a whole, or because of a material adverse change or event with respect to the Company and its subsidiaries, taken as a whole, not disclosed in the final prospectus prepared in connection with such Demand Registration, then such Demand Registration shall not count as one of the three Demand Registrations permitted hereunder unless shares of Common Stock representing 2.5% or more of the then outstanding Common Stock, including Common Stock Equivalents, are sold pursuant to the registration statement prepared in connection with such Demand Registration within 90 days of the effective date of such registration statement and prior to the occurrence of such material adverse change or event.

(c)                                  If at the time of any Request Notice (i) the Company is engaged in a registered public offering as to which the MSCG Holders had the right to include their Registrable Securities, whether as a Piggyback Registration or otherwise, (ii) the Company is engaged in any other activity outside of the ordinary course of business, such as a merger, consolidation, recapitalization or acquisition which, in the good faith judgment of the Board, would be materially and adversely affected by the requested registration or (iii) the Board makes a good faith determination that the public disclosures required to be made in the requested registration statement would have a material and adverse impact on the business, financial condition or prospects of the Company, the Company may at its option direct that such request be delayed for a period of not more than 90 days, which right to delay may be exercised by the Company only one time in respect of each Demand Registration.

(d)                                 The Company shall have the same rights to piggyback on a Demand Registration as a MSCG Holder would have in a Piggyback Registration permitted under Section 2.1 subject to the pro rata allocations set forth in Section 2.2.4.

2.2.2.       Selection of Underwriters.    If a proposed Demand Registration involves either a firm or best efforts underwritten offering, the MSCG Holder(s) giving the Request Notice with respect to such Demand Registration shall have the right, subject to approval by the Company (which approval shall not be unreasonably withheld), to select the underwriter or underwriters to manage such Demand Registration.

2.2.3.       Effective Registration Statement.    A registration requested pursuant to this Section 2.2 shall not be deemed to have been effected unless the registration statement prepared in connection therewith has become effective; provided, however, that if, within 75 days after such registration statement has become effective (135 days in the case of the Shelf Registration Statement), the offering of Registrable Securities pursuant to such registration statement is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court (collectively, a “Stop Order”), such registration shall be deemed not to have been effected. Notwithstanding the preceding sentence, if any such Stop Order is rescinded, the effective period shall continue upon such rescission and be extended by the number of days by which such Stop Order reduced the effective period.

2.2.4.                     Priority on Demand Registrations.    If the managing underwriter or underwriters of a Demand Registration initiated under this Agreement advise the Company in writing that in its or their opinion the number of shares of Common Stock proposed to be sold in such Demand Registration exceeds the number which can be sold, or would adversely affect the price at which the Common Stock could be sold in such offering, the Company will include in such registration only that number of shares of Common Stock which, in the opinion of such underwriter or underwriters, can be sold in such offering without so affecting such price. The shares of Common Stock to be included in such Demand Registration shall be apportioned (x) first, shares of Common Stock held by MSCG Holders who have made a request to be included in such Demand Registration, (y) second, pro rata among (i) shares of Common Stock held by Preferred Stock Investor Holders who have made a request to be included in such Demand Registration, (ii) shares of Common Stock held by LDC Holders who have made a request to be included in such Demand Registration and (iii) shares of Common Stock held by Institutional Investors who have made a request to be included in such Demand Registration, based on the number of shares required to be included in such registration statement, (z) third, pro rata any other shares of Common Stock proposed to be included in such Demand Registration, including any shares proposed to be sold by the Company pursuant to such Demand Registration.

2.2.5.                     Additional Rights.  If the Company at any time after the date hereof grants to any other holders of Common Stock or Common Stock Equivalents any rights to request the Company to effect the registration under the 1933 Act of any such shares of Common Stock on terms more favorable to such holders than the terms set forth in this Agreement, the terms of this Agreement shall be deemed amended or supplemented to the extent necessary to provide the MSCG Holders with the same, more favorable terms. The Company shall not grant any other Person rights to register securities of the Company on terms which could restrict in any way the ability of the Company fully to perform its obligations to the MSCG Holders pursuant to this Agreement, except for the Preferred Stock Investor Registration Rights Agreement, the LDC Registration Rights Agreement and the Institutional Investor Registration Rights Agreement and the granting of registration rights in respect of Piggyback Registrations and Demand Registrations to the Preferred Stock Investor Holders, the LDC Holders and the Institutional Investors, respectively, on the respective terms and conditions set forth in such agreements, as of the date hereof, to which MSCG hereby consents.

Section 2.3                                      Registration Procedures.    It shall be a condition precedent to the obligations of the Company and any underwriter or underwriters to take any action pursuant to this Article II that the MSCG Holders requesting inclusion in any Piggyback Registration, Shelf Registration Statement or Demand Registration (collectively referred to as a “Registration”) furnish to the Company such information regarding them, the Registrable Securities held by them, the intended method of disposition of such Registrable Securities, and such agreements regarding indemnification, disposition of such securities and the other matters referred to in this Article II as the Company may reasonably request and as may be required in connection with any action to be taken by the Company or any such underwriter. With respect to any Registration which includes Registrable Securities held by a MSCG Holder, the Company shall, subject to Sections 2.1 and 2.2;

2.3.1.                     Prepare and file with the Commission a registration statement on the appropriate form prescribed by the Commission within 90 days after the end of the period within which requests for registration may be given to the Company, file with the Commission any necessary amendments to the registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective; provided, however, that at least five business days prior to filing a registration statement and at least three business days prior to the filing of a prospectus or any amendments or supplements to a registration statement or a prospectus, including documents incorporated by reference after the initial filing of the registration statement, the Company shall furnish to the holders of the Registrable Securities covered by such registration statement and the underwriter or underwriters, if any, copies of or drafts of all such documents proposed to be filed, which documents shall be subject to the reasonable review of such holders and underwriters, if any, and the Company shall not file any registration statement or amendment thereto or any prospectus or any supplement thereto or any documents required to be incorporated by reference therein to which the MSCG Holders or the underwriters, if any, shall reasonably object;

2.3.2.                     Prepare and file with the Commission such amendments and post-effective amendments to such registration statement and any documents required to be incorporated by reference therein as may be necessary to keep the registration statement effective for a period of time as necessary to complete the offering, which period shall be not less than 90 days (or 180 days in the case of the Shelf Registration Statement) (or such shorter period that shall terminate when all Registrable Securities covered by such registration statement have been sold or withdrawn, but not prior to the expiration of the time period referred to in Section 4(3) of the 1933 Act and Rule 174 thereunder, if applicable); cause the prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the 1933 Act (or any successor rule); and comply with the provisions of the 1933 Act applicable to it with respect to the disposition of all Registrable Securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement or supplement to the prospectus;

2.3.3.                     Furnish to each such MSCG Holder, without charge, at least one conformed copy of the registration statement and any post-effective amendment thereto, upon request, and such number of copies of the prospectus (including each preliminary prospectus) and any amendments or supplements thereto, and any exhibits or documents incorporated by reference therein as any such MSCG Holder or underwriter or underwriters, if any, may request in order to facilitate the disposition of the securities being sold by any such MSCG Holder (it being understood that the Company consents to the use of the prospectus and any amendment or supplement thereto by any such MSCG Holder covered by the registration statement and the underwriter or underwriters, if any, in connection with the offering and sale of the securities covered by the prospectus or any amendments or supplements thereto);

2.3.4.                     Immediately notify each such MSCG Holder, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, when the Company becomes aware of the occurrence of any event as a result of which the prospectus included in such registration statement (as then in effect) contains any untrue statement of material fact or omits to state a material fact necessary to make the statements therein (in the case of the prospectus or any preliminary prospectus, in light of the circumstances under which they were made) not misleading and, as promptly as practicable thereafter, prepare and file with the Commission and furnish a supplement or amendment to such prospectus so that, as thereafter delivered to the MSCG Holders (a reasonable number of such amended and supplemented prospectuses having been delivered to the MSCG Holders), such prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

2.3.5.                     Use its reasonable best efforts to cause all securities included in such registration statement to be listed, by the date of the first sale of securities pursuant to such registration statement, on each national securities exchange or market on which the Common Stock is then listed;

2.3.6.                     Make every reasonable effort to obtain the withdrawal of any Stop Order suspending the effectiveness of the registration statement or other order suspending the use of any preliminary or final prospectus at the earliest possible moment;

2.3.7.                     Subject to the time limitations specified in Section 2.3.2, if requested by the managing underwriter or underwriters or any such MSCG Holder, promptly incorporate in a prospectus supplement or post-effective amendment such information with respect to the offering as the managing underwriter or underwriters or such MSCG Holder reasonably requests to be included therein, including, without limitation, with respect to the number of shares being sold by such MSCG Holder to such underwriter or underwriters, the purchase price being paid therefor by such underwriter or underwriters and with respect to any term of the underwritten offering of the securities to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

2.3.8.                     As promptly as practicable after the filing with the Commission of any document which is incorporated by reference into a registration statement, deliver a reasonable number of copies of such document to each such MSCG Holder;

2.3.9.                     Prior to the date on which the registration statement is declared effective, use its reasonable best efforts to register or qualify, and cooperate with such MSCG Holders, the underwriter or underwriters, if any, and their counsel in connection with the registration or qualification of, the securities covered by the registration statement for offer and sale under the securities or blue sky laws of each state and other jurisdiction of the United States as such MSCG Holders or managing underwriter or underwriters, if any, requests in writing, use its reasonable best efforts to keep each such registration or qualification effective, including through new filings, or amendments or renewals, during the period such registration statement is required to be kept effective and do any and all other acts or things necessary or advisable to enable the disposition in all such jurisdictions of the Registrable Securities covered by the applicable registration statement; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

2.3.10.               Enter into such customary agreements (including an underwriting agreement in customary form) and take such other actions customarily taken by registrants, if any, as the MSCG Holders or the underwriters may reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

2.3.11.               Obtain a “comfort” letter or letters from the Company’s independent public accountants in customary form and covering matters of the type customarily covered by “comfort” letters as the MSCG Holders or the underwriters, if any, may reasonably request, dated the date of execution of the underwriting agreement, if applicable, and brought down to the closing under the underwriting agreement;

2.3.12.               Obtain for delivery to the MSCG Holders holding Registrable Securities covered by such registration statement and to the underwriter or underwriters, if any, an opinion or opinions from counsel for the Company dated the effective date of the registration statement, or in the event of an underwritten offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which counsel and opinions shall be reasonably satisfactory to a majority of the MSCG Holders and the underwriter or underwriters, if any, and their respective counsel.

2.3.13.               Make available for inspection by any MSCG Holder holding Registrable Securities covered by such registration statement, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such seller or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent public accountants to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such MSCG Holder, underwriter, attorney, accountant or agent in connection with such registration statement;

2.3.14.               Cooperate with such MSCG Holders and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement, and enable such securities to be in such denominations and registered in such names as the MSCG Holders or the managing underwriter or underwriters, if any, may request; and

2.3.15.               Use its reasonable best efforts to cause the securities covered by the registration statement to be registered with or approved by such other governmental agencies or authorities within the United States, including, without limitation, the National Association of Securities Dealers, Inc., as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities.

2.3.16.               The MSCG Holders, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.3.4, shall forthwith discontinue disposition of the securities until the MSCG Holders’ receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.3.4 or until they are advised in writing (the “Advice”) by the Company that the use of the prospectus may be resumed, and have received copies of any additional or supplemental filings which are incorporated by reference in the prospectus, and, if so directed by the Company, each MSCG Holder shall, or shall request the managing underwriter or underwriters, if any, to, deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such MSCG Holder’s possession, of the prospectus covering such securities which is current at the time of receipt of such notice. In the event that the Company gives any such notice, the time periods set forth in Section 2.3.4 shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 2.3.4 or the Advice.

Section 2.4                                      Registration Expenses.  In the case of any Registration, the Company shall bear all of the costs and expenses of such Registration (including, without limitation, the expenses of preparing any registration statement, Commission and state “blue sky” filings, registration and qualification fees, the cost of providing any legal opinion or “comfort” letters requested by the MSCG Holders and printing costs) and legal fees or expenses of one counsel for the MSCG Holders, the Preferred Stock Investor Holders, the LDC Holders and the Institutional Investors mutually selected by the MSCG Holders, the Preferred Stock Investor Holders, the LDC Holders and the Institutional Investors (such counsel being subject to the reasonable approval of the Company); provided, however, that the Company shall not be responsible for registration or qualification fees or underwriter’s discounts or commissions that are attributable to the Registrable Securities of a MSCG Holder.  In connection with any Registration, the Company shall be required to obtain independent outside counsel that is sophisticated in securities law matters and that is reasonably satisfactory to a majority of the MSCG Holders that have shares of Common Stock included in such Registration.

Section 2.5                                      Indemnification and Contribution.

2.5.1.                     Indemnification by the Company.  The Company agrees to indemnify and hold harmless each MSCG Holder, its officers, directors, advisors and agents and each Person who controls (within the meaning of the 1933 Act or the Exchange Act) such Person from and against all losses, claims, damages, liabilities (or actions or proceedings in respect thereof, whether or not such Person is a party thereto) and expenses (including but not limited to cost of investigation and legal expenses) arising out of or based upon any untrue or allegedly untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus in which such MSCG Holder is participating or in any document incorporated by reference therein or any omission or alleged omission to state therein a material fact necessary to make the statements therein (in the case of the prospectus or any preliminary prospectus, in light of the circumstances under which they were made) not misleading, except insofar as the same are caused by, based upon or contained in any information with respect to such MSCG Holder furnished in writing to the Company by such MSCG Holder expressly for use therein; provided, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any MSCG Holder from whom the Person asserting such loss, claim, damage or liability purchased shares of Common Stock if it is determined that it was the responsibility of such MSCG Holder to provide such Person with a current copy of the prospectus and such current copy of the prospectus would have cured such loss, claim, damage or liability. The Company shall also indemnify, if applicable and if requested, underwriters (as such term is defined in the 1933 Act), their officers and directors and each Person who controls such Persons (within the meaning of the 1933 Act and the Exchange Act) to the same extent as provided above with respect to the indemnification of the MSCG Holders.

2.5.2.                     Indemnification by MSCG.  In connection with any Registration in which a MSCG Holder is participating, such MSCG Holder shall furnish to the Company in writing such information and affidavits with respect to such MSCG Holder as the Company may reasonably request for use in connection with any registration statement or prospectus and the MSCG agree to indemnify and hold harmless the Company, its directors, officers and agents and each Person who controls (within the meaning of the 1933 Act and the Exchange Act) the Company from and against any losses, claims, damages, liabilities (or actions or proceedings in respect thereof, whether or not the Company is a party thereto) and expenses (including reasonable cost of investigation and legal expense) arising out of or based upon any untrue statement of a material fact or any omission to state a material fact necessary to make the statements in the registration statement or prospectus or preliminary prospectus (in the case of the prospectus or preliminary prospectus, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information or affidavit with respect to such MSCG Holder furnished in writing to the Company by such MSCG Holder expressly for use therein; provided, however, that the amount recoverable by the Company from the MSCG Holder under this indemnification provision together with any amounts recovered from the MSCG Holders under Section 3.7 hereof shall not exceed the amount of net proceeds received by all MSCG Holders from the sale of Registrable Securities in connection with any such Registration; and provided further that the indemnity agreement contained in this Section 2.5.2 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action arising pursuant to a Registration if such settlement is effected without the consent of such MSCG Holder (which consent shall not be unreasonably withheld). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any of the prospective sellers, or any of their respective Affiliates, directors, officers or controlling Persons and shall survive the transfer of such securities by such seller.

2.5.3.                     Conduct of Indemnification Proceedings.  Any Person entitled to indemnification hereunder shall (x) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (y) unless in such indemnified party’s reasonable judgment a conflict of interest may exist between such indemnified and indemnifying party, permit the indemnifying party to assume the defense of such claim, with counsel reasonably satisfactory to the indemnified party. The failure to so notify the indemnifying party shall relieve the indemnifying party from any liability hereunder with respect to the action to the extent that such failure materially prejudices the indemnifying party. Whether or not such defense is assumed by the indemnifying party, the indemnifying party shall not be subject to any liability for any settlement made without its consent (which consent shall not be unreasonably withheld). No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

2.5.4.                     Contribution.  If for any reason the indemnification provided for in the preceding Sections 2.5.1 and 2.5.2 is unavailable to an indemnified party as contemplated by the preceding Sections 2.5.1 and 2.5.2 for any reason, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. Notwithstanding the foregoing, if the indemnifying party is any MSCG Holder, any contribution pursuant to this Section 2.5.4 shall be several and not joint, and shall be limited to the amount of net proceeds received by such MSCG Holder from the sale of Registrable Securities in connection with the applicable Registration.

2.5.5.                     Other Indemnification.  Indemnification similar to that set forth in the preceding subdivisions of this Section 2.5 (with appropriate modifications) shall be given by the Company and MSCG with respect to any required registration or other qualification of securities under any Federal or state law or regulation or governmental authority other than the 1933 Act.

Section 2.6                                      Exchange Act Reports.  The Company agrees that it will use its reasonable best efforts to file in a timely manner all reports required to be filed by it pursuant to the Exchange Act to the extent the Company is required to file such reports. Upon the reasonable request of MSCG, the Company will furnish MSCG with such information as may be necessary to enable MSCG to effect sales pursuant to Rule 144A.

Section 2.7                                      Restrictions on Public Sale by Holder of Securities.

2.7.1.                     Lock-Up Periods for Selling Holders.  To the extent not inconsistent with applicable law, any MSCG Holder whose Registrable Securities are included in a Registration relating in whole or in part to an underwritten public offering agrees not to effect any public sale or distribution of the issue being registered or any similar security of the Company, or any securities convertible into or exchangeable or exercisable for such securities, including a public sale pursuant to Rule 144 under the 1933 Act, during the 14 days prior to, and during the 180-day period beginning on, the effective date of such registration statement (except as part of such Registration); provided, however, that the foregoing shall only apply if and to the extent requested by the managing underwriter or underwriters.

2.7.2.                     Lock-Up Periods During Company Offering.  Each MSCG Holder agrees that, in the event the Company files a registration statement under the 1933 Act with respect to an underwritten public offering of any shares of Common Stock or Common Stock Equivalents, such MSCG Holder shall not effect any public sale or distribution of any Common Stock owned by it (other than as part of such underwritten public offering) within seven (7) days prior to, and during the 180-day period beginning on, the effective date of such registration statement and the Company hereby also so agrees and agrees to use its reasonable best efforts to cause, as the managing underwriters may require, each other holder of any equity security, or of any security convertible into or exchangeable or exercisable for any equity security, of the Company purchased from the Company (at any time other than in a public offering) to so agree.

Section 2.8                                      Participation in Registrations.  No MSCG Holder may participate in any Registration hereunder unless such MSCG Holder (x) agrees to sell such MSCG Holder’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (y) completes and executes all questionnaires, powers of attorney, underwriting agreements and other documents customarily required under the terms of such underwriting arrangements.

Section 2.9                                      Remedies.  MSCG shall have the right and remedy to have the provisions of Sections 2.1 and 2.2 specifically enforced by any court having jurisdiction in the event that the Company breaches such provisions, and the Company shall reimburse MSCG for the reasonable costs of the expenses for counsel for MSCG incurred in connection with such proceeding.

ARTICLE III

Miscellaneous

Section 3.1.                                   Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

if to the Company, to:

TransMontaigne Inc.
1670 Broadway, Suite 3100
Denver, Colorado 80202
Phone:  (303) 626-8200
Fax: (303) 626-8228
Attention:  Erik B. Carlson, Esq.

with a copy to:

Hogan & Hartson L.L.P.
One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, Colorado 80202
Phone:    (303) 454-2420
Fax:         (303) 899-7333
Attention:  Whitney Holmes, Esq.

If to MSCG, to:

Morgan Stanley Capital Group Inc.
2000 Westchester Avenue, Floor 01
Purchase, New York 10577
Phone:  (914) 225-1607
Fax:  (914) 225-9301
Attention:  Javed Ahmed

with a copy to:

Morgan Stanley Capital Group Inc.
2000 Westchester Avenue, Floor 01
Purchase, New York 10577
Phone:  (914) 225-5542
Fax:  (914) 225-5715
Attention:  Herb Thornhill

and a copy to:

Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, NY 10006
Phone:  (212) 225-2000
Fax:  (212) 225-3999
Attention:  Christopher E. Austin

Section 3.2.                                   Binding Effect; Benefits.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors, transferees and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties to this Agreement, the other MSCG Holders, if any, and their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein. This Agreement constitutes the entire agreement and understanding, and supersedes and terminates all prior agreements and understandings, both oral and written, between the parties hereto relating to the subject matter hereof.

Section 3.3.                                   Waiver.  Any party hereto may, by written notice to any other party (x) extend the time for the performance of any of the obligations or other actions of such other party under this Agreement to the extent that such obligations or other actions are due to the party giving notice; (y) waive compliance with any of the conditions or covenants of such other party contained in this Agreement to the extent that such conditions or covenants relate to the party giving notice; and (z) waive or modify performance of any of the obligations of such other party under this Agreement to the extent that such obligations are due to the party giving notice. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. Neither the waiver by any party hereto of a breach of any provision hereof or any preceding or succeeding breach nor the failure by any party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder nor shall it be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

Section 3.4.                                   Amendments.  No amendment or modification in respect of this Agreement shall be effective unless it shall be in writing and signed by the Company and the holders of two-thirds of the Registrable Securities. Any such amendment or modification in respect of this Agreement executed by or on behalf of the MSCG Holders shall bind each other MSCG Holder, if any, to the terms and conditions thereof. The Company agrees that all holders of Registrable Securities shall be notified by the Company in advance of any proposed amendment or modification of this Agreement, but failure to give such notice shall not in any way affect the validity of any such amendment or modification. In addition, promptly after obtaining the written consent of the holders as herein provided, the Company shall transmit a copy of any amendment or modification which has been adopted to all holders of Registrable Securities then outstanding, but failure to transmit copies shall not in any way affect the validity of any such amendment or modification.

Section 3.5.                                   Assignability.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either the Company or MSCG (other than by MSCG in connection with, and in compliance with the terms and conditions of, a transfer, in whole or in part, of the Registrable Securities), or any transferee of the foregoing.  Any assignment in violation of this Section 3.5 shall be void and of no force or effect.

Section 3.6.                                Governing Law.  This Agreement, and any dispute arising out of, relating to or in connection with this Agreement, shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State.

To the fullest extent permitted by applicable law, each party hereto (i) agrees that any claim,  action or proceeding by such party seeking any relief whatsoever arising out of, relating to or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of New York and in any New York State court located in the Borough of Manhattan and not in any other State or Federal court in the United States of America or any other court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the State of New York for purposes of all legal proceedings arising out of, in relation to or in connection with, this Agreement or the transactions contemplated hereby and (iii) irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 3.7.                                   Attorney Fees.  Subject to Section 2.5.2, a party in breach of this Agreement shall, on demand, indemnify and hold harmless the other parties hereto from and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other parties by reason of the enforcement and protection of their rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other parties may be entitled.

Section 3.8.                                   Section and Other Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 3.9.                                   Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and, subject to Section 3.10, shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

Section 3.10.                             Condition Precedent to Effectiveness.  Each party acknowledges and agrees that this Agreement and the rights and obligations created hereby shall not be effective until the earlier to occur of (a) March 1, 2005 and (b) the date immediately preceding the occurrence of a Reorganization (as defined in the Warrant).

Section 3.11.                             Institutional Investors Registration Rights Agreement.  The Company represents and warrants to MSCG that the Company has obtained from each Institutional Investor a written consent acknowledging and permitting the creation of the rights and obligations of the Company and MSCG under this Agreement.

[Signature Page to Follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

TRANSMONTAIGNE INC.

By:	/s/ Randall J. Larson
Name: Randall J. Larson
Title: Executive Vice President

MORGAN STANLEY CAPITAL GROUP INC.

By:	/s/ Neal A. Shear
Name: Neal A. Shear
Title: Chairman and President

[Registration Rights Agreement Signature Page]